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                                                                   EXHIBIT 10.16

                             COOPER INDUSTRIES, INC.
                       EXECUTIVE STOCK INCENTIVE AGREEMENT

This Agreement is made of the 11th day of February 2003 between Cooper Industries, Inc., an Ohio Corporation, having its principal place of business in Houston, Texas (the "Company") and _________, an Executive of the Company ("Executive"). All capitalized terms used in this Agreement are as defined in the Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (the "Plan"), unless otherwise defined in this Agreement.

         1. Restricted Stock Award. Pursuant to Section VIII of the Plan, the Company hereby grants to the Executive, as of the date hereof, _______ restricted stock units ("Restricted Stock Units"), subject to the restrictions set forth in this Agreement ("Restricted Stock Award"). Upon termination of the restrictions related thereto, each Restricted Stock Unit shall be converted into one Class A Common Share of Cooper Industries, Ltd., par value $.01 per share ("Common Shares"). Except as provided in Paragraphs 4(b) and 7 of this Agreement, restrictions shall lapse on the Restricted Stock Units on February 11, 2006, provided the Executive is actively employed by the Company on that date. Except for Restricted Stock Units payable in cash pursuant to Paragraph 6, the Company shall cause its parent, Cooper Industries, Ltd., to issue a stock certificate or book entry shares in the Executive's name for the designated number of Common Shares effective on the date the restrictions lapse on the Restricted Stock Units as provided herein.

         2.       Performance Shares

                  (a) Performance Period. For purposes of this Agreement, the "Performance Period" shall be January 1, 2003 to December 31, 2004.

                  (b) Performance Share Grant. Pursuant to Section IX of the Plan, the Company hereby grants to the Executive, as of the date hereof, an Award of Performance Shares that may be earned based on the financial performance of the Company during the Performance Period, subject to the restrictions and conditions set forth in this Agreement ("Performance Share Grant"). The Committee has established Performance Goals such that if the Company achieves a cumulative annual growth rate of earnings per share ("EPS") for the Performance Period of nine percent or greater over operating EPS for 2002 of $2.60, then the Executive will be issued Performance Shares in accordance with the following chart:
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
             Cumulative     Fully Diluted EPS     Performance
Performance  Annual EPS   Cumulative Total Over   Shares That
   Level     Growth Rate   Performance Period    May Be Earned
-----------  -----------  ---------------------  -------------
Goal             9%              $5.92              _______
Target          12%              $6.17              _______
Maximum         15%              $6.43              _______

         The number of shares appearing under the heading "Performance Shares That May Be Earned" shall constitute the number of the Company's Performance Shares which may be earned by the Executive based upon achievement of the Performance Goal levels established by the Committee during the Performance Period (Goal, Target or Maximum). In the event the Company's actual cumulative annual growth rate of EPS for the Performance Period exceeds the Goal level of 9% but is lower than the Maximum level of 15%, the number of Performance Shares earned by the Executive shall be interpolated on a pro-rata basis. In the event the Company's actual cumulative annual growth rate of EPS for the Performance Period is below the Goal (9%) level, no Performance Shares will be earned. The Maximum number of Performance Shares will be earned if the cumulative annual growth rate of EPS is 15% or more during the Performance Period.

         At the end of the Performance Period, the Committee shall determine the level of achievement of the Performance Target and the Performance Shares, if any, earned by the Executive. The Performance Shares earned by the Executive, if any, shall then be subject to restrictions until February 11, 2006.

         Except as provided under Paragraph 7 of this Agreement, restrictions shall lapse on any Performance Shares earned by the Executive during the Performance Period on February 11, 2006, provided the Executive is actively employed by the Company on that date. Except for Performance Shares payable in cash as provided in Paragraph 6, the Company shall cause its parent, Cooper Industries, Ltd., to issue a stock certificate or book entry shares in the Executive's name for the Performance Shares earned by the Executive upon the lapse of restrictions on those shares as provided herein.

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         3.       Dividends. Upon the lapse of restrictions on Restricted Stock
Units pursuant to Paragraph 1 and on earned Performance Shares, if any, pursuant to Paragraph 2, the Company shall pay to the Executive in cash an amount equal to the aggregate amount of cash dividends that the Executive would have received had the Executive been the owner of record of Common Shares representing the Restricted Stock Units and earned Performance Shares, if any, from the effective date of this Agreement to February 11, 2006. Upon the lapse of restrictions on Restricted Stock Units and on the Target level of Performance Shares in the event of a Change in Control pursuant to Section 7, the Company shall pay to the Executive in cash an amount equal to the cash dividends that the Executive would have received had the Executive been the owner of record of Common Shares representing the Restricted Stock Units and the Target level of Performance Shares from the effective date of this Agreement to the date of the Change in Control.

         4. Restrictions and Limitations. The Executive hereby accepts the Restricted Stock Award and the Performance Share Grant and agrees to the following restrictions and conditions.

                  (a) Forfeiture. Except as provided in (b) below or Paragraph 7, if the Executive's active employment with the Company terminates for any reason prior to February 11, 2006, Restricted Stock Units granted pursuant to Paragraph 1 and earned or unearned Performance Shares not yet vested under Paragraph 2 shall be forfeited by the Executive.

                  (b) Termination Upon Death, Disability or Mandatory Retirement. In the event of the Executive's death or permanent and total disability under the Cooper Industries, Inc. Salaried Employees Retirement Plan, the Committee may, in its sole and absolute discretion, terminate the restrictions on all or any part of the Restricted Stock Units pursuant to Paragraph 1 on the date of Executive's death or disability and the Company shall cause Cooper Industries, Ltd. to issue Common Shares in the name of the Executive (or his or her heirs or beneficiaries) for any such Restricted Stock Units and issue a cash payment from the Company equal to the aggregate amount of cash dividends that the Executive would have received had the Executive been the owner of record of Common Shares representing such Restricted Stock Units from the effective date of this Agreement until the date of Executive's death or disability. In the event of the Executive's death, permanent and total disability or retirement under the Cooper Industries, Inc. Salaried Employees Retirement Plan after the Performance Period, the Executive (or his or her heirs or beneficiaries) shall receive the Performance Shares earned by the Executive under this Agreement on the date

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restrictions on these shares would otherwise lapse and shall receive a cash payment for dividends as described in Paragraph 3.

                  (c) Limitations on Transferability. The Executive shall not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the Restricted Stock Units or the Performance Share Grant prior to the lapse of restrictions in accordance with Paragraphs 1 and 2 of this Agreement.

         5. Tax. Upon the issuance of Common Shares to the Executive for Restricted Stock Units or Performance Shares earned under this Agreement, the Executive shall pay the Company any taxes required to be withheld by reason of the receipt of compensation resulting from the issuance of such Common Shares. In lieu thereof, the Company shall have the right to retain, or the Executive may direct the Company to retain, a sufficient number of Common Shares to satisfy the Company's withholding obligations, provided the value of the Common Shares used to satisfy the withholding obligations does not exceed the minimum required tax withholding for the transaction. The value of any Common Shares used to satisfy the tax withholding requirement shall be determined by the average of the high and the low trading prices of the Common Shares on the New York Stock Exchange on the date the restrictions lapse (or if shares are not traded on the Exchange on such date, then on the immediately preceding trading date).

         6. Election to Receive Cash for Shares. Subject to the conditions set forth in this Paragraph 6, the Executive may request that up to 50% of the value of the Restricted Stock Units or Performance Shares earned under this Agreement, when and if restrictions lapse, be paid in cash in an amount equal to the fair market value of such portion of the Restricted Stock Award or earned Performance Shares. Such request shall be made by delivering to the Company at the office of its Secretary, no later than thirty days before the date that the restrictions lapse, a written notice setting forth that portion (expressed as a percentage) of the Award of Grant on which restrictions shall lapse for which the Executive desires to receive cash. For the purposes of this Paragraph 6, the fair market value of the Restricted Stock Award and Performance Shares shall be the average of the high and low trading prices of the Common Shares on the New York Stock Exchange on the date on which the restrictions lapse (or if shares are not traded on the Exchange on such date, then on the immediately preceding trading date). The Committee shall consider the Executive's request and have sole and absolute discretion to determine if and to what extent the request shall be approved, giving consideration to the Executive's compliance with applicable stock ownership guidelines and other factors as appropriate. To the extent the Executive's request

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is not approved, the Executive shall receive the Restricted Stock Award and
Performance Shares in Common Shares.

         7. Change in Control. In the event of a Change in Control, a) restrictions on Restricted Stock Units shall immediately lapse and payment or distribution of the Restricted Stock Units shall be governed by the terms of the Plan; and b) the Performance Share Award shall be deemed earned at the Target level, all restrictions on those Performance Shares shall immediately lapse and distribution of the Target level of Performance Shares shall be governed by the terms of the Plan.

         8. Consideration. The parties agree that the consideration for any issuance of Common Shares for Restricted Stock Units and Performance Share Awards hereunder shall be past services by the Executive having a value not less than the par value of such Common Shares.

         9. Plan Incorporated. The Executive acknowledges receipt of a copy of the Plan, which is incorporated by reference into this Agreement. The Executive agrees that this Restricted Stock Award and Performance Share Grant shall be subject to all of the terms and provisions of the Plan.

         10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Executive.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Executive has executed this Agreement, all as of the date first above written.

                                          COOPER INDUSTRIES, INC.

                                          By: _________________________________
                                               (name)
                                               (title)

                                          EXECUTIVE

                                          By: _________________________________
                                               (name)
                                               (title)

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